Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Offering Statement on Form 1-A, as amended, of our report dated March 31, 2021, with respect to the consolidated financial statements of Manufactured Housing Properties Inc. as of December 31, 2020, and for the year then ended. We also consent to the reference to our firm under the heading “Experts” in this Offering Statement.

/s/ Friedman LLP

Marlton, New Jersey
May 26, 2021